DTCC DATA REPOSITORY (U.S.) LLC

AUDIT COMMITTEE CHARTER

I. Purpose

The Board of Directors (the "Board") of the DTCC Data Repository (U.S.) LLC (the "Company") has established an Audit Committee (the "Committee") to assist the Board in overseeing: (i) the integrity of the Company's financial statements and financial reporting; (ii) the effectiveness of the Company's control environment; (iii) the effectiveness of the Company's process for monitoring compliance with applicable laws, regulations and the Company's Code of Conduct; (iv) the coverage of the internal audit function; (v) the external auditor's independence, performance and coverage; (vi) legal, compliance and regulatory risks; and (vii) oversight of risk management.

II. Administrative Structure

A. Composition

The Committee shall consist of three or more members of the Board of the Company, including the Chair of the Committee, none of whom is an officer, or a salaried employee or a retired employee of the Company, or who otherwise does not satisfy any applicable independence requirements for the members of the Committee.  Members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.  At least one member of the Committee shall have accounting or related financial management expertise.  Members of the Committee will serve at the pleasure of the Board.

In the event of a vacancy on the Committee, the Committee will continue to undertake its responsibilities, so long as the remaining Committee members are capable of satisfying the quorum requirement.

B.  Committee Chair

The Chair of the Committee shall be selected by the Board and shall serve at the pleasure of the Board.  In the event of a vacancy in the Chair position, the DTCC Internal Audit Department and the DTCC Audit Committee Chair should review proposed Committee Chair appointments, in addition to approval of the Company's Audit Committee and the Company's Board.

In the absence of the Chair at any meeting of the Committee, the Chair or the Committee members present at the meeting where the Chair is absent shall designate a Committee member to serve as Acting Chair.

C.  Meetings

There shall be scheduled at least four meetings of the Committee annually, with additional meetings called as the Committee deems appropriate.  Committee members shall strive to attend, in person, each meeting of the Committee.  Meetings of the Committee shall be called by the Chair or the Chair's designee.  The Committee Chair, or the Chair's designee, in consultation with management, as appropriate, shall prepare an agenda in advance of each meeting.

The Committee also retains the authority to call an "executive session" in which any guests of the Committee may be excluded.

D.  Quorum and Voting

Quorum at any Committee meeting shall be a majority of the sitting Committee.  All actions of the Committee shall require a majority vote of all members of the Committee; provided, however, that, in the event of a tie vote, the Chair shall have the deciding vote. Any member who has an interest in any matter being reviewed or considered shall abstain from voting on the matter.

E.  Minutes and Reports

The Committee shall maintain minutes of all Committee meetings and shall report to the Board regularly on its activities through the circulation of the minutes of its meetings and/or by other means. The Chair is responsible for ensuring that important issues discussed at Committee meetings are reported to the Board.

F.  Staff Liaison

At the request of the Committee, one or more officers of the Company shall be assigned to assist the Committee and to perform liaison functions between staff and the Committee.  The Committee may also require the attendance at any Committee meeting of any additional officers or employees of the Company as it deems appropriate.

The General Auditor, or his/her deputy, shall report information and results to the Committee and is responsible for assisting the Committee as needed in the performance of its duties.

III.  Authority
A. Scope
The Committee's job is one of oversight, recognizing that the Company's management is responsible for preparing the Company's financial statements and for establishing and maintaining internal control.  Further, the Committee will have such other and further duties and powers as may be delegated to it by the Board in accordance with the Company's Articles of Association.

The Committee will, at any time, examine the conduct of the Company's affairs and report thereon to the Board, and in connection with any examination conducted by it, the Committee will have the right to contract for the services of such person or persons as the Committee may deem necessary.

It is not the Committee's responsibility to plan or conduct audits or determine that financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles and applicable rules and regulations.

B. Delegation

The Committee may rely on members of management to assist it in undertaking its responsibilities.  However, in all instances, the Committee retains the obligation to oversee such delegated activity and to assure itself that delegation and reliance on the work of the persons delegated to and members of management is reasonable.

C. Advisory Resources

The Committee may obtain such advice as it requires from time to time to address its responsibilities, whether through the appointment of one or more advisors to provide expert input, the engagement of consultants or other advisory resources, or through any other appropriate action.

IV. Responsibilities
The following responsibilities are set forth to guide the Committee in fulfilling its purpose; the Committee may undertake other and different activities as appropriate for that purpose, or as may be delegated to it by the Board.

A. Oversight of Internal Audit Function

The Committee will oversee the internal audit function.  The General Auditor, or his/her Deputy General Auditor is responsible for conducting audits for DDR, and will report information and results to the Committee.  The Committee shall meet privately with the General Auditor, or his/her Deputy at least two times during the year.

It will be the responsibility of the Committee on an annual basis to review the following:

- The Internal Audit Department charter and key policies;

- The staffing level, performance and structure of the Internal Audit Department;

- The internal audit plan, including the risk assessments and audit frequency behind that plan, and any significant changes to that plan;

- The results of selected internal audits and the corrective action taken, if required;

- The status of aged and high risk audit recommendations; and

- Serious difficulties or disputes with management encountered during the course of an audit, including any management disagreements and any restrictions on the scope of the audit or access to required information.

B. Oversight of Financial Reporting, Accounting Policies and the External Auditor

The Committee will review the quality and appropriateness of the Company's financial reporting, including the key accounting principles used in that reporting.

The Committee will monitor and evaluate the external auditor's qualifications, performance and independence and based upon such evaluations recommend the appointment or dismissal of the external auditor to the Board.

The Committee will review with the Company's external auditors the scope of their auditing procedures, the financial statements of the Company which the accountants propose to certify, the proposed certification thereof and such other matters relating to the external audit of the Company as the Committee shall deem appropriate.

The Committee should have a clear understanding with the external auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the external auditors is to the Board and the Committee.  The Committee will approve all external audit fees and terms.  The Committee shall meet privately with the external auditors at least two times during the year.

The Committee will be responsible for periodically reviewing the following:

- The quality and appropriateness of the Company's financial reporting, including the presentation of the accounts, and the key accounting principles as applied in its financial reporting including the impact of alternative applications of accounting principles;

- The scope of the annual audit of the Company's financial statements including a discussion of the review of risk and the scope of the external auditor's evaluation of the effectiveness of internal control;

- The results of the annual audit of the Company's financial statements, including the recommendations for improvements in accounting controls and administrative efficiency, and the results of internal control reviews;

- Matters required to be communicated in accordance with AICPA Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications;

- The results of any other work requested by the Committee; and

- Any areas of disagreement between management and the external auditors.

On an annual basis, the Committee will also: (i) ensure receipt from the external auditors of a formal written statement delineating all relationships between the external auditors and the Company; (ii) discuss with the external auditors all disclosed relationships and their impact on the external auditor's independence; and (iii) recommend that the full Board take appropriate action in response to the external auditor's formal written statement to satisfy itself of the external auditor's independence.

The Committee will also be responsible for pre-approving any allowable non-audit service targeted to be performed by the external auditors including fees to be incurred.  If timing is an issue, the Chair will have this authority, so long as his/her decisions are reported to the full Committee at its next meeting.

C. Oversight of the Risk Management, Internal Controls, and Compliance Framework

The Committee will seek to assure that the oversight of all identified categories of significant risk has been assigned to a Committee of the Board, or if not to a Committee, that the Board explicitly undertakes responsibility for providing oversight of the risk category.  The Committee shall meet with the Company's Internal Counsel privately at least two times during the year and, upon the Committee's request, with management personnel responsible for risk management, regulatory and compliance matters.

The Committee will be responsible for the following:

- Oversight of any identified category of significant risk not assigned to another Board Committee;

- Reviewing results of all regulatory examinations as well as management's responses;

- Overseeing the management of the compliance program, including policies and procedures reasonably designed to ensure that compliance issues are resolved effectively and expeditiously by the compliance department and senior management;

- Reviewing and approving significant compliance policies or any material changes to same;

- Reviewing the results of compliance examinations, audits, and independent testing and corrective actions planned or taken in response thereto;

- Reviewing the Company's compliance staffing levels;

- Monitoring ongoing compliance activities and issues by receiving and reviewing reports provided by the compliance department on a regular basis;

- Understanding the potential impact on the Company of changes in applicable laws, regulations, regulatory guidance and industry practices;

- Reviewing the process for communicating the Code of Conduct to personnel, the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance;

- Reviewing any submissions by Company employees relating to ethics matters, including confidential anonymous submissions, regarding questionable accounting or auditing matters;

- Reviewing any report from an attorney of the Company of purported material violations of law or fiduciary duty;

- Discussing with the Company's Internal Counsel legal matters that may have a material impact on the financial statements; and

- Instituting and overseeing investigations into matters within the scope of the Committee's responsibilities, including hiring and determining funding for outside experts, including outside counsel.

Self-Evaluation and Reporting

The Committee shall on an annual basis:

- Review and assess the adequacy of the Committee charter.

- Undertake a self-assessment of the Committee's performance and provide results of such assessment to the Board for review.